EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, entered into the 1st day of September, 2017, between the Advanced Medical Isotope Corporation Board of Directors (herein called the “Company”), and Leonard B. Jolliff, (herein called the “Employee”).

WHEREAS, the Company is engaged in the business of providing isotope-based cancer treatment to humans and animals. The Employee represents that he is experienced in various phases of the Company’s business. As such, the Company desires to engage the Employee and the Employee desires to accept employment with the Advanced Medical Isotope Corporation. This Agreement shall establish in writing the terms and conditions of that employment.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

Section 1. Agreement for Employment. Subject to this Agreement’s terms and conditions, the Company engages the Employee, and the Employee accepts employment as an Executive, entitled Chief Financial Officer of the Advanced Medical Isotope Corporation.

Section 2. Term. The employment term under this Agreement shall commence retroactively with an effective date of January 1, 2017 and shall expire on December 31, 2018, unless terminated earlier as set forth in this Agreement. No later than September 30, 2018, and by September 30 of each year thereafter, the Board shall notify the Employee as to whether the Board intends to extend the contract term. Such extensions shall be for a term of one year and require the written consent of the parties under the same terms and conditions as shall be in effect on the last previous termination date or adjusted based upon new terms and conditions agreed to by both parties. This Agreement is for the services of Leonard B. Jolliff, and in the event of his death or physical incapacity, the Agreement and all payments under this Agreement shall terminate on the date of the death or disability, with the exception of that which allowed in Section12. The Employee shall be entitled to any bonus earned that will be pro-rated to the termination date and paid on the regular date for bonus payments.

Section 3. Termination for Cause. The Company shall have the right to terminate employment at any time for “cause”. The term cause shall mean:

(a)	Conduct on the Employee’s part likely to injure the Company’s business or reputation;

(b)	The Employee’s perpetration of a crime involving dishonesty or moral turpitude, whether relating to employment or otherwise;

(c)	Intentional dishonesty of a material nature that relates to the performance of the Employee’s duties under this Agreement;

(d)	Repeated failure by the Employee to perform duties and obligations as assigned and as set forth in this Agreement, (but not encompassing illness, physical, or mental incapacity), or the willful and deliberate breach by Employee of his duty of care and loyalty to the Company.

Section 4. Company’s Option to Terminate for Convenience. The Company may terminate the Employee’s employment, at any time, without cause. In the event of such termination of employment, with the exception of Paragraphs 10 and 11 of this agreement, there will be no restrictions or conditions upon the Employee’s employment in the event of termination by Company. Further, the Company will pay monthly to the Employee his base salary (no bonus, merit increase or incentive compensation) for a period of eighteen months. If the termination for convenience is exercised, the Employee will remain eligible for a pro-rated share of his current incentive bonus program, payable at the same time as other similarly situated Employees are paid. In the event of the Employee’s death after the termination for convenience, the payments will be paid monthly to the beneficiary named on the Employee’s estate.

Section 5. Duties. The Employee shall report to Dr. Michael K. Korenko, President and Chief Executive Officer of the Advanced Medical Isotope Corporation (herein call the “Employer”). Except as otherwise agreed, employment by Advanced Medical Isotope Corporation shall be deemed to be “full time.” Advanced Medical Isotope Corporation recognizes the fact that Employee may be justified, under some circumstances, in accepting casual outside employment and other interests, whether such is compensated or not, to be performed after working hours if no conflict with Advanced Medical Isotope Corporation’s interest is involved. Employee shall not accept or engage in any activity, business, or employment, either during or after working hours, that would conflict with Advanced Medical Isotope Corporation’s interests or diminish the ability of the employee to render to the company the full, loyal, and undivided service which is contemplated in his employment by the Advanced Medical Isotope Corporation.

Section 6. Past Due Compensation.

The Company shall issue 83,279 shares of Series A Preferred Stock in satisfaction of past due compensation reflected on the Company’s balance sheet for the quarter ended June 30th 2017.

Section 7. Base Compensation. The Company shall pay to the Employee as base compensation; a salary payable at bi-weekly intervals. From effective date, the initial annual salary shall be $120,000. Effective May 9, 2017 the annual salary was increased to and shall be $150,000 for the contract term. Twenty percent of this increased salary shall be deferred until the Company’s cash balance exceeds $2,000,000.

Section 8. Liability Protection. The Company will ensure that there is professional legal service provided to protect the Employee from any law suits. The Company will ensure that the Employee is not held accountable for past financial liabilities or other historical issues. In the unlikely event that the company loses a lawsuit the Employee’s liability will be paid for by the Company.

Section 9. Bonus Program.

9.1 The Employee will be issued 2,200,000 Restricted Stock Units (“RSU”) under the Company 2015 Omnibus Securities and Incentive Plan. Such RSU shall fully vest concurrently with the effectiveness of the Company’s S-8 registration statement. If the S-8 is not filed and effective by December 15, 2017, the Employee may elect to be issued 2,200,000 shares of common stock. All common shares issued upon the vesting of the RSU shall have been registered pursuant to the Company’s S-8 registration.

9.2 Time Vested Restricted Stock Units: 1,100,000 RSUs shall vest in five equal installments occurring on 12/31/17, 3/30/18, 6/30/18, 9/30/18 and 12/31/18. The common shares issued upon vesting pursuant to this Section 9.2 shall have been registered pursuant to the Company’s S-8 registration.

9.3 Event vested stock: The Employee shall be issued 1,160,000 RSUs that are subject to event based vesting. 1/3 shall vest 1) upon completion of the Company’s public offering of shares pursuant to the S-1 Registration Statement raising gross proceeds of at least $5 million, 2) Completion of all the in vitro and in vivo testing, and 3) Upon grant of the Investigational Device Exemption from the FDA. The shares issued upon vesting pursuant to this Section 9.2 shall have been registered pursuant to the Company’s S-8 registration.

9.4 The Employee shall be eligible to participate in a discretionary annual Executive Bonus Program as recommended by Compensation Committee of the Board and approved by the full Board of Directors.

9.5 The Employee shall have the right to deliver such amount of shares to the Company upon the issuance of shares under the 2015 Omnibus Securities and Incentive Plan to cover tax obligations associated with such issuance, which tax obligations will then be remitted by the Company on behalf of the Employee.

Section 10. Scope of Restrictions. The Employee expressly covenants and agrees that while employed and during the one year immediately following the effective date of any employment termination, whether voluntary or involuntary, the Employee shall observe and be subject to the following restrictions:

(a)	The Employee will not in any way, directly or indirectly, on the Employee’s own behalf or on behalf of or in conjunction with any person, partnership, firm or corporation solicit, entice, hire, employ, or endeavor to employ any of the Company’s Employees.

(b)	The Employee will not divulge to others or use for the Employee’s own benefit at any time any confidential, proprietary, company private, or other protected information obtained during the Employee’s employment relating to the Company’s business and operations or those of its Member Companies, affiliates or subsidiaries involving strategy, customer lists, lists of prospective customers, employee lists, number and location of sales representatives, new proposed, or existing programs and services, prices and terms, intellectual property and any other confidential or proprietary information as may exist or be developed from time to time.

Section 11. Remedy for Breach. The Employee acknowledges that a violation of any of the provisions of Section 10 of this Agreement will cause irreparable damage to the Company, its successors and assigns. The Employee consents that any violation shall entitle the Company or its successors and assigns, in addition to any other rights or remedies it, or they, may have, to an immediate injunction restraining such violation.

Section 12. Death

In the event of death of the Employee any earned wages and the stock options will be included as part of the Employee’s estate. The beneficiaries of the estate will have the rights to trade the options as the Employee, including cashless transfer.

Section 13. Notices. All notices, requests, demands, and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

(a)	To the Company:
11316 West Court Street
Michael K Korenko
Pasco, WA 99336

(a)	To the Employee:
Leonard B Jolliff
206 N 41st Street, Unit 1
Yakima, WA 98901

Section 14. Arbitration. Any dispute or disagreement arising out of this Agreement or a claimed breach, except that which involves a right to injunctive relief, shall be resolved by arbitration under the Voluntary Labor Arbitration Rules of the American Arbitration Association. The arbitrator’s decisions shall be final and binding upon the parties.

Section 15. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of Washington and Delaware.

Section 16. Entire Agreement. This Agreement contains the entire agreement among the parties and there are no agreements, representations, or warranties that are not set forth. All prior negotiations, agreements, and understandings are superseded. This Agreement may not be amended or revised except by writing signed by all parties.

Section 17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, and successors of the respective parties, provided however, that this Agreement and all its rights may not be assigned by any party except by or with the written consent of the other parties.

Section 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when bearing original signatures, shall be deemed to be a duplicate original.

IN WITNESS WHEREOF, This Agreement has been executed effective the date stated on the first page.

COMPANY:

The Advanced Medical Isotope Corporation Board of Directors

BY:
Carlton M. Cadwell
Chairman of Advanced Medical Isotope Corporation Board of Directors
Chairman of the Compensation Committee

EMPLOYER:

Michael K. Korenko
President and Chief Executive Officer of AMIC

EMPLOYEE:

Leonard B Jolliff
Chief Financial Officer of AMIC